UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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KEYCORP
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May 7, 2025

Re: KeyCorp 2025 Annual Meeting of Shareholders (May 15, 2025)

Dear KeyCorp Shareholders:
On behalf of the Board of Directors (the “Board”) and the Compensation & Organization Committee (the “Committee”) of KeyCorp ("Key" or the “Company”), we are writing to request your support at the Company’s annual meeting of shareholders on May 15, 2025.
We are disappointed by the recent voting recommendations issued by the proxy advisors Institutional Shareholder Services and Glass Lewis to vote “against” Proposal #3: Advisory Approval of Executive Compensation (“Say on Pay”). The proxy advisors’ recommendations seemed to be driven by questions regarding the Capital & Earnings Improvement Awards (the “Awards”) granted to our executive team in December 2024. We are writing to provide further support for our recommendation that shareholders look past the proxy advisors “one-size-fits-all” approach to executive compensation design, consider the extraordinary dynamics underlying our decision to grant the Awards to this specific executive leadership team, and support Say on Pay at the 2025 Annual Meeting.
•The leadership team successfully led Key through a challenging period for regional banks and the financial services industry at large; going forward, the team will be required to lead Key through a period of significant macroeconomic uncertainty. The unprecedented rapid rise in interest rates in 2022 and fallout from three of the four largest bank failures in U.S. history in the Spring of 2023 had a lasting impact on the banking industry. During this period, our executive leadership team, under the leadership of Chairman and CEO Chris Gorman, took the difficult and necessary steps to pivot our strategy to enhance our balance sheet, liquidity, and capital position to create a simpler, more profitable bank. In our current uncertain economic and geopolitical environment, Key and our shareholders are relying on Key’s current leadership team to deliver long-term value.
•This leadership team executed an innovative $2.8 billion capital raise at a 17% market premium in 2024 and laid the groundwork to deliver sound, profitable growth in the future. The extraordinary strategic minority investment from Scotiabank in 2024 provides Key with more financial stability, an opportunity to accelerate capital and earnings improvement, and bolster its strategic position over the next few years.
•This is the right leadership team to now put the raised capital to work and realize the shareholder value from the Scotiabank investment. Following the Scotiabank investment, the Board determined that additional incentives were necessary to maximize this opportunity for shareholders. We granted the Awards to (1) retain the executive leaders we need to continue to focus on generating and delivering long-term shareholder value, and (2) ensure the executive leadership team is collectively aligned and laser-

focused on creating shareholder value and recognizing the growth opportunities from the Scotiabank investment.
•The Capital & Earnings Improvement Awards are performance-based awards, with rigorous performance hurdles and other restrictions that align with our overall compensation philosophy. The Awards complement the existing executive compensation program. As such, the Committee decided it was important to let existing LTIP awards operate as designed and not apply upward discretion to in-flight programs – as a result, the LTIP award that was granted in 2022 and paid out in 2024 vested at 0%.
•We have no intention of making this type of supplemental award a regular feature of our program, but this type of award was necessary at this critical time for Key.
We engaged in an intentional design process to ensure the Awards would be aligned with long-term shareholder value. As a result:
•The Awards provide our NEOs with the opportunity to earn compensation for delivering on the potential of the strategic minority investment from Scotiabank. No incentive will be earned unless the vesting and performance conditions are satisfied, and the NEO remains employed through the two-year performance period. In addition, shares earned under the Awards are subject to a one-year post-vest holding period. The Committee selected Marked CET1 and Cumulative EPS as the performance metrics for the Awards to align with Key’s goals following the investment. The Committee also undertook a rigorous target-setting process across several meetings, which included counsel and advice from the Board’s independent compensation consultant.
•Consistent with our past practice and peer practice, and to protect commercially sensitive information, we did not provide forward-looking goals for the Awards. We ask that shareholders consider the rigorous goal-setting process that the Committee undertook for the Awards, the Company-specific context and significant information we did disclose regarding the Awards, and our Board’s track record of aligning pay-for-performance.
Our shareholders have strongly supported our compensation plan, with average support over 92% in the last 5 years. We urge you to again support our Company and vote FOR Say on Pay at our 2025 Annual Meeting of Shareholders.
Sincerely,

Alexander M. Cutler                            Todd J. Vasos
Independent Lead Director                     Chair, Compensation & Organization Committee